Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Second-Quarter Financial Results

•	Second-quarter revenue rose 1 percent to $17.2 billion

•	Earnings per share of $1.41 rose 22 percent

•	Operating cash flow increased to $1.0 billion

•	Backlog at $328 billion – nearly five times current annual revenues

•	787 side-of-body technical solution identified; schedule assessment ongoing

Table 1. Summary Financial Results

	Second Quarter				First Half
(Millions, except per share data)	2009	2008	Change		2009	2008	Change
Revenues	$17,154	$16,962	1%		$33,656	$32,952	2%
Earnings From Operations	$1,529	$ 1,247	23%		$2,554	$3,046	(16%)
Operating Margin	8.9%	7.4%	1.5	Pts	7.6%	9.2%	(1.6	)Pts
Reported Net Income	$998	$ 852	17%		$1,608	$2,063	(22%)
Reported Earnings per Share	$1.41	$ 1.16	22%		$2.27	$2.79	(19%)
Operating Cash Flow	$1,001	($ 251)	N.A.		$1,194	$1,682	(29%)

CHICAGO, July 22, 2009 – The Boeing Company’s [NYSE: BA] second-quarter earnings per share increased 22 percent to $1.41 per share, as revenues rose 1 percent to $17.2 billion, driven by growth in defense programs and strong performance in defense and commercial airplanes (Table 1). Year-ago results included a $0.22 per share charge on the Airborne Early Warning & Control (AEW&C) program.

Revenues for the first six months of 2009 rose 2 percent to $33.7 billion. Earnings for the first half declined to $2.27 per share, including a $0.38 first-quarter impact from reductions to future twin-aisle production rates and delivery price escalation forecasts.

Earnings guidance for 2009 remains unchanged between $4.70 and $5.00 per share. The 787 program is currently assessing schedule and financial implications from the previously announced requirement to reinforce an area within the side-of-body joint. The company expects to issue a new 787 schedule during the third quarter, at which time earnings guidance will be reevaluated.

“Our continued focus on productivity improvements and disciplined cash management drove solid overall results for the quarter,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “While market and development program execution challenges remain with us, we are doing what’s necessary to emerge from the current economic environment as a stronger company that’s better positioned to grow and improve its financial performance over time.”

Boeing’s quarterly operating cash flow was $1.0 billion, which includes continued investment in development programs and lower advances from commercial airplane orders (Table 2). For the first half of 2009, operating cash flow was $1.2 billion. Free cash flow* was $0.7 billion in the quarter and $0.5 billion in the first half.

Table 2. Cash Flow

	Second Quarter		First Half
(Millions)	2009	2008	2009	2008
Operating Cash Flow[1]	$1,001	($251)	$1,194	$1,682
Less Additions to Property, Plant & Equipment	($294)	($398)	($736)	($807)

Free Cash Flow*	$707	($649)	$458	$875

[1]	Operating cash flow for the first half of 2008 includes a $517 million contribution to pension plans.

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Total company backlog at quarter-end was $328 billion, down 3 percent in the quarter, as the value of deliveries exceeded net orders during the period.

Cash and investments in marketable securities totaled $5.0 billion at quarter-end, up 6 percent from the end of the first quarter (Table 3). Debt declined modestly due to maturities of Boeing Capital Corporation debt. The company did not acquire any of its shares in the second quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	2Q09	1Q09
Cash	$4.6	$4.2
Marketable Securities[1]	$0.4	$0.5

Total	$5.0	$4.7

Debt Balances:
The Boeing Company	$5.7	$5.7
Boeing Capital Corporation	$3.4	$3.6

Total Consolidated Debt	$9.1	$9.3

[1]	Marketable securities consists primarily of investment-grade instruments classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) second-quarter revenues decreased 2 percent to $8.4 billion on slightly lower airplane deliveries and lower volume in services. Operating earnings increased 5 percent and margins rose to 9.7 percent due to lower research and development expense partially offset by the lower services volume (Table 4).

For the first half of 2009, revenues rose to $17.0 billion on increased airplane deliveries, partially offset by lower volume in services. Operating earnings fell by 30 percent to $1.2 billion while margins contracted to 7.3 percent, driven by the first-quarter charge on the 747 program related to pending reduction in twin-aisle production rates and unfavorable delivery price escalation forecasts.

Table 4. Commercial Airplanes Operating Results

	Second Quarter		Change	First Half		Change
(Millions, except deliveries & margin percent)	2009	2008		2009	2008
Commercial Airplanes Deliveries	125	126	(1%)	246	241	2%
Revenues	$8,431	$8,567	(2%)	$16,985	$16,728	2%
Earnings from Operations	$817	$777	5%	$1,234	$1,760	(30%)
Operating Margins	9.7%	9.1%	0.6 Pts	7.3%	10.5%	(3.2	)Pts

BCA booked 57 gross orders during the quarter while 52 others were removed from its order book. Contractual backlog was $257 billion, more than seven times BCA’s expected 2009 revenues.

The 787 program has identified a technical solution to the previously announced requirement to reinforce an area within the side-of-body joint, and is currently evaluating alternative ways to implement that solution. The company expects to complete its assessment of the schedule and financial implications during the third quarter. Recent milestones include completion of gauntlet and low-speed taxi tests on the first flight test aircraft. The company also recently announced its agreement to acquire Vought’s South Carolina facility which supports the 787 program. Included in gross inventory for the company is approximately $7.9 billion of 787 work-in-process inventory, cash advances made to suppliers and tooling costs. The program had new orders for 13 airplanes during the quarter and cancelled orders for 41 others. Total firm orders are now 850 airplanes from 56 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) second-quarter revenues rose 9 percent to $8.7 billion. Operating margins of 10.1 percent reflect strong performance across all defense segments (Table 5).

For the first half of 2009, IDS revenues increased by 6 percent to $16.4 billion and earnings increased 6 percent, bringing operating margins to 9.7 percent.

Table 5. Integrated Defense Systems Operating Results

	Second Quarter			First Half
(Millions, except margin percent)	2009	2008	Change	2009	2008	Change
Revenues
Boeing Military Aircraft	$3,363	$3,265	3%	$6,373	$6,467	(1%)
Network & Space Systems	$3,103	$2,804	11%	$5,781	$5,498	5%
Global Services & Support	$2,184	$1,865	17%	$4,216	$3,544	19%

Total IDS Revenues	$8,650	$7,934	9%	$16,370	$15,509	6%

Earnings from Operations
Boeing Military Aircraft	$392	$157	150%	$674	$541	25%
Network & Space Systems	$239	$237	1%	$446	$504	(12%)
Global Services & Support	$245	$243	1%	$465	$452	3%

Total IDS Earnings from Operations	$876	$637	38%	$1,585	$1,497	6%

Operating Margins	10.1%	8.0%	2.1 Pts	9.7%	9.7%	- Pts

Boeing Military Aircraft second-quarter revenue rose 3 percent to $3.4 billion and operating margin was 11.7 percent, reflecting higher rotorcraft volume and strong execution across its programs. The year-ago quarter included a charge on the AEW&C program. During the quarter the P-8A had its first flight, the KC-767 tanker achieved initial operational capability in Japan, and the Apache Block III manned aircraft demonstrated control of an unmanned aircraft system. On June 24, the Fiscal Year 2009 Supplemental Defense Spending bill was signed, authorizing funding for an additional eight C-17s for the U.S. Air Force.

Network & Space Systems second-quarter revenues increased 11 percent primarily driven by growth in the Space and Intelligence Systems business. Operating margin was 7.7 percent reflecting strong performance across the segment’s array of programs, partially offset by a previously announced $35 million charge related to the Sea Launch bankruptcy filing. During the quarter, key flight milestones were achieved on Directed Energy programs as the Airborne Laser tracking system engaged an accelerating target and the Advanced Tactical Laser fired a high power laser successfully hitting a ground target. Also, the Joint Tactical Radio Station Ground Mobile Radio network demonstrated its scalability in a fielded environment.

Global Services & Support (GS&S) revenues increased 17 percent on higher volume across its broad portfolio of services and logistics products. During the quarter, GS&S continued to generate double-digit operating margins of 11.2 percent. In this segment, the company was awarded contracts for unmanned Intelligence Surveillance Reconnaissance services, an armored-vehicle recovery system, and B-52 sustainment, modernization and upgrades.

IDS’ backlog is $70.0 billion, more than two times expected 2009 revenues. New orders during the quarter included Chinooks for an international customer, A-10 sustainment and modernization, and multiple support and proprietary contracts.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported second-quarter pre-tax earnings of $36 million compared to $45 million in the same period last year due to higher reserves and impairments (Table 6). During the quarter, BCC’s portfolio balance rose to $6.3 billion (up from $6.0 billion at the end of the first quarter) on $429 million in new aircraft financings and other volume, partially offset by normal portfolio run-off through customer payments and depreciation. BCC contributed $10 million in cash dividends to the company during the quarter. BCC’s debt-to-equity ratio was unchanged at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Second Quarter			First Half
(Millions)	2009	2008	Change	2009	2008	Change
Revenues	$167	$179	(7%)	$330	$364	(9%)
Earnings from Operations	$36	$45	(20%)	$73	$106	(31%)

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the consolidation of all business units. Other segment expense was $46 million in the second quarter, reduced from $135 million of expense in the same period last year which included $82 million for increased aircraft financing reserves that were recorded at the consolidated level.

Unallocated expense was $154 million, up from $77 million in the same quarter last year driven by higher deferred compensation and share-based plans expenses, partially offset by lower unallocated pension expense.

Total pension expense for the quarter was $207 million, as compared to $216 million in the same period last year. A total of $229 million was recognized in the operating segments in the quarter (up from $140 million in the same period last year), partially offset by a $22 million contribution to earnings in unallocated items.

Outlook

The 2009 financial guidance continues to reflect a challenging market environment as well as company plans to reduce discretionary spending and restructure various internal organizations to improve productivity. The company will reevaluate financial guidance upon completion of the 787 schedule assessment, and expects to issue 2010 financial guidance later in the year.

Boeing’s 2009 revenue guidance is reaffirmed at $68 billion to $69 billion (Table 7). Earnings-per-share guidance for 2009 remains at $4.70 to $5.00 per share. Operating cash flow is still expected to be greater than $2.5 billion, including discretionary pension contributions of approximately $0.5 billion and an assumption of $1 billion for new commercial airplane financings.

Commercial Airplanes’ 2009 delivery guidance remains at between 480 and 485 airplanes and is sold out. BCA’s 2009 revenue is unchanged at between $34 billion and $35 billion, and operating margin remains at between 8 percent and 8.5 percent.

IDS guidance for 2009 remains unchanged with revenue between $33 billion and $34 billion and operating margins of approximately 10 percent.

Boeing Capital Corporation continues to expect that the aircraft finance portfolio will increase modestly as the amount of new aircraft financing in 2009 will exceed normal portfolio runoff due to customer payments and depreciation.

Boeing’s 2009 R&D forecast is between $3.6 billion and $3.8 billion. 2009 capital expenditures are expected to be approximately $1.4 billion. The company’s non-cash pension expense is expected to be approximately $0.9 billion in 2009.

Table 7. Financial Outlook1 (Billions, except per share data)

2009
The Boeing Company
Revenues	$68 – $69
Earnings Per Share (GAAP)	$4.70 – $5.00
Operating Cash Flow[2]	> $2.5

Boeing Commercial Airplanes
Deliveries	480 – 485
Revenues	$34 – $35
Operating Margin	8% – 8.5%

Integrated Defense Systems
Revenues
Boeing Military Aircraft	~ $14.0
Network & Space Systems	~ $11.5
Global Services & Support	~ $8.0

Total IDS Revenues	$33 – $34

Operating Margin
Boeing Military Aircraft	~ 10%
Network & Space Systems	~ 9%
Global Services & Support	~ 11.5%

Total IDS Operating Margin	~ 10%

Boeing Capital Corporation
Portfolio Size	Modest increase
Revenue	~ $0.6
Return on Assets	> 1.0%

Research & Development	$3.6 – $3.8
Capital Expenditures	~ $1.4

[1]	The company will reevaluate financial guidance upon completion of the 787 schedule assessment.
[2]	After pension contributions of $0.5 billion and assumed $1 billion for new aircraft financings in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the impact on our accounts receivable, customer financing portfolios and allowance for losses of customer defaults and changes in customer credit ratings, credit default rates and collateral values; the impact on our revenues and operating results of changes to indices included in indexed price escalation clauses included in our contracts with commercial airplane and defense customers; the successful execution of our Commercial Airplanes and Integrated Defense Systems backlog; the effects of customers canceling, modifying and/or rescheduling contractual orders; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes; changing defense priorities; and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the continuation of long-term trends in passenger and cargo traffic and revenue yields in the airline industry; the impact of volatile fuel prices and the airline industry’s response; the effect of declines in aircraft valuations; the impact on our revenues or operating results of airline bankruptcies; the availability of commercial and government financing and the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; our ability to recover the proportionate amounts owed to us from the other Sea Launch partners; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications and guarantees related thereto.

# # #

Contact:

Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions except per share data)	2009	2008	2009	2008
Sales of products	$28,131	$27,986	$14,296	$14,298
Sales of services	5,525	4,966	2,858	2,664

Total revenues	33,656	32,952	17,154	16,962
Cost of products	(23,159)	(22,425)	(11,580)	(11,637)
Cost of services	(4,303)	(4,003)	(2,184)	(2,248)
Boeing Capital Corporation interest expense	(90)	(119)	(43)	(57)

Total costs and expenses	(27,552)	(26,547)	(13,807)	(13,942)

	6,104	6,405	3,347	3,020
Income from operating investments, net	102	123	70	65
General and administrative expense	(1,716)	(1,610)	(925)	(835)
Research and development expense, net	(1,930)	(1,874)	(960)	(1,005)
(Loss)/gain on dispositions, net	(6)	2	(3)	2

Earnings from operations	2,554	3,046	1,529	1,247
Other income, net	11	202	47	102
Interest and debt expense	(137)	(96)	(80)	(50)

Earnings before income taxes	2,428	3,152	1,496	1,299
Income tax expense	(816)	(1,095)	(499)	(448)

Net earnings from continuing operations	1,612	2,057	997	851
Net (loss)/gain on disposal of discontinued operations, net of taxes of $3, ($4), $0, and ($1)	(4)	6	1	1

Net earnings	$1,608	$2,063	$998	$852

Basic earnings per share from continuing operations	$2.29	$2.82	$1.42	$1.18
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.01

Basic earnings per share	$2.28	$2.83	$1.42	$1.18

Diluted earnings per share from continuing operations	$2.28	$2.78	$1.41	$1.16
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.01

Diluted earnings per share	$2.27	$2.79	$1.41	$1.16

Cash dividends paid per share	$0.84	$0.80	$0.42	$0.40

Weighted average diluted shares (millions)	707.8	740.0	707.4	732.8

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2009	December 31 2008
Assets
Cash and cash equivalents	$4,599	$3,268
Short-term investments	171	11
Accounts receivable, net	6,588	5,602
Current portion of customer financing, net	463	425
Deferred income taxes	1,099	1,046
Inventories, net of advances and progress billings	17,200	15,612

Total current assets	30,120	25,964
Customer financing, net	5,969	5,857
Property, plant and equipment, net of accumulated depreciation of $12,534 and $12,280	8,808	8,762
Goodwill	3,688	3,647
Other acquired intangibles, net	2,727	2,685
Deferred income taxes	3,858	4,114
Investments	1,188	1,328
Pension plan assets, net	21	16
Other assets, net of accumulated amortization of $474 and $400	1,333	1,406

	$57,712	$53,779

Liabilities and Shareholders’ Equity
Accounts payable	$6,664	$5,871
Other accrued liabilities	11,821	11,564
Advances and billings in excess of related costs	11,717	12,737
Income taxes payable	654	41
Short-term debt and current portion of long-term debt	416	560

Total current liabilities	31,272	30,773
Accrued retiree health care	7,336	7,322
Accrued pension plan liability, net	8,553	8,383
Non-current income taxes payable	1,182	1,154
Other long-term liabilities	335	337
Long-term debt	8,700	6,952
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,561	3,456
Treasury shares, at cost – 285,882,820 and 285,661,944	(17,741)	(17,758)
Retained earnings	23,668	22,675
Accumulated other comprehensive loss	(13,120)	(13,525)
ShareValue Trust shares – 29,089,996 and 28,460,769	(1,249)	(1,203)

Total Boeing shareholders’ equity	180	(1,294)
Noncontrolling interest	154	152

Total shareholders’ equity	334	(1,142)

	$57,712	$53,779

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30
(Dollars in millions)	2009	2008
Cash flows - operating activities:
Net earnings	$1,608	$2,063
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	121	98
Depreciation	666	643
Amortization of other acquired intangibles	99	81
Amortization of debt discount/premium and issuance costs	4	4
Investment/asset impairment charges, net	50
Customer financing valuation provision	12	80
Loss/(gain) on disposal of discontinued operations	7	(10)
Loss/(gain) on dispositions, net	6	(2)
Other charges and credits, net	78	78
Excess tax benefits from share-based payment arrangements	(5)	(45)
Changes in assets and liabilities –
Accounts receivable	(1,215)	(129)
Inventories, net of advances and progress billings	(1,593)	(649)
Accounts payable	804	1,022
Other accrued liabilities	262	(406)
Advances and billings in excess of related costs	(1,030)	(1,166)
Income taxes receivable, payable and deferred	921	275
Other long-term liabilities	(20)	(149)
Pension and other postretirement plans	586	(281)
Customer financing, net	(262)	278
Other	95	(103)

Net cash provided by operating activities	1,194	1,682

Cash flows - investing activities:
Property, plant and equipment additions	(736)	(807)
Property, plant and equipment reductions	23	16
Acquisitions, net of cash acquired	(47)	(94)
Contributions to investments	(372)	(5,606)
Proceeds from investments	286	6,238
Purchase of distribution rights		(148)

Net cash used by investing activities	(846)	(401)

Cash flows - financing activities:
New borrowings	1,843	5
Debt repayments	(218)	(154)
Stock options exercised, other	7	41
Excess tax benefits from share-based payment arrangements	5	45
Employee taxes on certain share-based payment arrangements	(17)
Common shares repurchased	(50)	(2,064)
Dividends paid	(610)	(606)

Net cash provided/(used) by financing activities	960	(2,733)

Effect of exchange rate changes on cash and cash equivalents	23	29

Net increase/(decrease) in cash and cash equivalents	1,331	(1,423)
Cash and cash equivalents at beginning of year	3,268	7,042

Cash and cash equivalents at end of period	$4,599	$5,619

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2009	2008	2009	2008
Revenues:
Commercial Airplanes	$16,985	$16,728	$8,431	$8,567
Integrated Defense Systems:
Boeing Military Aircraft	6,373	6,467	3,363	3,265
Network and Space Systems	5,781	5,498	3,103	2,804
Global Services and Support	4,216	3,544	2,184	1,865

Total Integrated Defense Systems	16,370	15,509	8,650	7,934
Boeing Capital Corporation	330	364	167	179
Other	74	227	35	152
Unallocated items and eliminations	(103)	124	(129)	130

Total revenues	$33,656	$32,952	$17,154	$16,962

Earnings from operations:
Commercial Airplanes	$1,234	$1,760	$817	$777
Integrated Defense Systems:
Boeing Military Aircraft	674	541	392	157
Network and Space Systems	446	504	239	237
Global Services and Support	465	452	245	243

Total Integrated Defense Systems	1,585	1,497	876	637
Boeing Capital Corporation	73	106	36	45
Other	(69)	(185)	(46)	(135)
Unallocated items and eliminations	(269)	(132)	(154)	(77)

Earnings from operations	2,554	3,046	1,529	1,247
Other income, net	11	202	47	102
Interest and debt expense	(137)	(96)	(80)	(50)

Earnings before income taxes	2,428	3,152	1,496	1,299
Income tax expense	(816)	(1,095)	(499)	(448)

Net earnings from continuing operations	1,612	2,057	997	851
Net (loss)/gain on disposal of discontinued operations, net of taxes of $3, ($4), $0, and ($1)	(4)	6	1	1

Net earnings	$1,608	$2,063	$998	$852

Research and development expense, net:
Commercial Airplanes	$1,370	$1,403	$659	$770
Integrated Defense Systems:
Boeing Military Aircraft	287	240	157	115
Network and Space Systems	185	154	99	78
Global Services and Support	84	75	50	41

Total Integrated Defense Systems	556	469	306	234
Other	4	2	(5)	1

Total research and development expense, net	$1,930	$1,874	$960	$1,005

Unallocated items and eliminations:
Share-based plans expense	$(116)	$(45)	$(59)	$(15)
Deferred compensation expense	(46)	81	(69)	20
Pension	45	(143)	22	(76)
Post-retirement	(44)	(40)	(21)	(20)
Capitalized interest	(27)	(27)	(12)	(14)
Other	(81)	42	(15)	28

Total	$(269)	$(132)	$(154)	$(77)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six months ended June 30		Three months ended June 30

Commercial Airplanes	2009	2008	2009	2008
737 Next-Generation	190	187	99	100
747	6	9	2	5
767	6	6	3	3
777	44	39	21	18

Total	246	241	125	126

Integrated Defense Systems

Boeing Military Aircraft
F/A-18 Models	23	21	13	11
F-15E Eagle	6	4	2
C-17 Globemaster	7	8	4	5
KC-767 Tanker	1	2
CH-47 Chinook	1	4	1	2
T-45TS Goshawk	4	3	2	2
AH-64 Apache	13	1	8	1

Network and Space Systems
Delta IV - Commercial/International	1		1
Commercial and Civil Satellites	2	1	2
Military Satellites	1
Contractual backlog (Dollars in billions)		June 30 2009	March 31 2009	December 31 2008
Commercial Airplanes		$257.4	$266.0	$278.6
Integrated Defense Systems:
Boeing Military Aircraft		28.2	28.2	25.7
Network and Space Systems		8.0	8.9	8.9
Global Services and Support		11.7	11.6	10.7

Total Integrated Defense Systems		47.9	48.7	45.3

Total contractual backlog		$305.3	$314.7	$323.9

Unobligated backlog		$22.5	$24.7	$28.2

Total backlog		$327.8	$339.4	$352.1

Workforce		158,700	160,900	162,200